As filed with the Securities and Exchange Commission on June 7, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Stifel Financial Corp.

(Exact name of registrant as specified in its charter)

Delaware	43-1273600
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

501 North Broadway

St. Louis, MO 63102

(Address, including zip code of principal executive offices)

KBW, Inc. 2009 Incentive Compensation Plan

(Full title of plan)

James M. Zemlyak

Senior Vice President and Chief Financial Officer

Stifel Financial

Corp. 501 North Broadway

St. Louis, MO 63102

(314) 342-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Endicott, Esq.

Todd M. Kaye, Esq.

Bryan Cave LLP

211 North Broadway, Suite 3600

St. Louis, MO 63102

(314) 259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.15 per share	812,775 shares (1)	(2)	$24,919,682.00 (2)	$3,399.04 (2)

(1)	Represents up to 812,775 shares of the Registrant’s common stock that may be issued upon vesting of outstanding restricted stock awards that were originally issued by KBW, Inc. prior to its merger with the Registrant, which was completed on February 15, 2013. Also includes, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(2)	All of the 812,775 shares registered hereby were registered pursuant to the Registrant’s Registration Statement on Form S-4 (Reg No. 333-185145) (the “S-4”), which was initially filed on November 26, 2012 and which registered a total of 10,631,989 shares of the Registrant’s common stock, par value $0.15 per share, including the 812,775 shares being registered hereby. Accordingly, pursuant to Rule 457(p) under the Securities Act, $3,399.04 of the aggregate filing fee of $44,466.82 that was paid with respect to the S-4 is hereby offset against the entirety of the filing fee that is due in connection with the filing of this Registration Statement on Form S-8.

EXPLANATORY NOTE

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 5, 2012, among the Registrant, SFKBW One, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Registrant, SFKBW Two, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Registrant, and KBW, Inc. (“KBW”), a Delaware corporation, all outstanding awards of KBW restricted stock units that were issued under the Plan and for which the holder had made a change in control override election (“Continuing RSU Awards”) were converted into the right to receive 0.4429 shares of the Registrant’s common stock for each KBW share subject to such continuing restricted share award, continuing RSU award or other equity award, respectively, immediately prior to the effective time of the transactions contemplated by the Merger Agreement, subject to any applicable tax withholding, and provided that each such Continuing RSU Award will be settled at the time due under the terms of such award or valid and applicable payment election. This registration statement on Form S-8 is being filed by the Registrant to register up to 812,755 shares of common stock to be issued pursuant to the KBW, Inc. 2009 Incentive Compensation Plan (the “Plan”) in connection with the vesting of Continuing RSU Awards in accordance with the terms thereof.

June 7, 2013

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants of the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities Exchange Commission (the “SEC”) either as part of this Registration Statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement on Form S-8 pursuant to Item 3 of Part II of this Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that have been filed with the SEC by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

•

our Annual Report on Form 10-K for the year ended December 31, 2012, including the information incorporated by reference from our definitive proxy statement relating to our annual meeting of stockholders, filed with the SEC on April 26, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 10, 2013;

•

our Current Reports on Form 8-K, filed with the SEC on February 19, 2013, February 22, 2013 and March 4, 2013 (except, in any case, the portions furnished and not filed pursuant to Item 2.02 or 7.01 or otherwise); and

•	Description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on April 29, 1987.

All documents filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in any Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement on Form S-8 to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement on Form S-8.

Item 4.	Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act of 1934.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following is a summary of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”).

Subject to restrictions contained in the DGCL, a corporation may indemnify any person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A present or former director or officer who is successful on the merits or otherwise in any suit or matter covered by the indemnification statute, shall be indemnified and indemnification is otherwise authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by a majority vote of the board of directors who were not parties to such action, suit or proceeding, even though less than a quorum, a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by special independent counsel in a written opinion, or by the shareholders. Expenses incurred in defense may be paid in advance upon receipt by the corporation of a written undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that the recipient is not entitled to indemnification under the statute. The indemnification provided by statute is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability asserted against him or her and incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting corporation, and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if such person had served the resulting or surviving corporation in the same capacity.

The Registrant’s Restated Certificate of Incorporation, as amended, provides generally that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 6.4 of the Registrant’s Amended and Restated By-Laws provides for indemnification by the Registrant of each person who is or was a director, officer or employee of the Registrant (or is or was serving as a director, officer or employee of any other enterprise at the request of the Registrant) to the fullest extent authorized by the DGCL. Certain of the directors also have indemnification agreements with the Registrant which provide for indemnification to the fullest extent permitted by the DGCL or by any amendment thereof or any other statutory provisions authorizing or permitting indemnification.

In addition, the DGCL authorizes the Registrant to purchase insurance for its directors and officers insuring them against certain risks as to which the Registrant may be unable lawfully to indemnify them. The Registrant has purchased insurance coverage for its directors and officers as well as insurance coverage to reimburse itself for potential costs of corporate indemnification of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Stifel Financial Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on June 7, 2013.

STIFEL FINANCIAL CORP.

By:	/s/ Ronald J. Kruszewski
Name:	Ronald J. Kruszewski
Title:	Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Stifel Financial Corp., hereby severally and individually constitute and appoint Ronald J. Kruszewski and James M. Zemlyak and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ronald J. Kruszewski Ronald J. Kruszewski	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer), and Director	June 7, 2013

/s/ James M. Zemlyak James M. Zemlyak	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer), and Director	June 7, 2013

/s/ Bruce A. Beda	Director	June 7, 2013
Bruce A. Beda

/s/ Michael W. Brown	Director	June 7, 2013
Michael W. Brown

/s/ Charles A. Dill	Director	June 7, 2013
Charles A. Dill

Signature	Title	Date

/s/ John P. Dubinsky	Director	June 7, 2013
John P. Dubinsky

/s/ Robert E. Grady	Director	June 7, 2013
Robert E. Grady

/s/ Fredrick O. Hanser	Director	June 7, 2013
Fredrick O. Hanser

/s/ Richard J. Himelfarb	Director	June 7, 2013
Richard J. Himelfarb

/s/ Alton F. Irby III	Director	June 7, 2013
Alton F. Irby III

/s/ Robert E. Lefton	Director	June 7, 2013
Robert E. Lefton

/s/ Thomas B. Michaud	Director	June 7, 2013
Thomas B. Michaud

/s/ Thomas P. Mulroy	Director	June 7, 2013
Thomas P. Mulroy

/s/ Victory J. Nesi	Director	June 7, 2013
Victor J. Nesi

/s/ James M. Oates	Director	June 7, 2013
James M. Oates

/s/ Ben A. Plotkin	Director	June 7, 2013
Ben A. Plotkin

/s/ Thomas W. Weisel	Chairman of the Board and Director	June 7, 2013
Thomas W. Weisel

/s/ Kelvin R. Westbrook	Director	June 7, 2013
Kelvin R. Westbrook

/s/ Michael J. Zimmerman	Director	June 7, 2013
Michael J. Zimmerman

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation, as amended, incorporated herein by reference to Exhibit 4.1 to Stifel Financial Corp.’s Registration Statement on Form S-8 (Registration File No. 333-160523) filed on July 10, 2009

4.2	Amended and Restated By-Laws of Stifel Financial Corp., incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on August 10, 2012

5.1*	Opinion of Bryan Cave LLP as to the validity of the securities being issued

23.1*	Consent of Bryan Cave LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on the signature pages hereto)

99.1*	KBW, Inc. 2009 Incentive Compensation Plan

*	Filed herewith.